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                                                                    EXHIBIT 99.1



FINANCIAL CONTACT: JAMES S. GULMI  (615) 367-8325
MEDIA CONTACT:     CLAIRE S. MCCALL (615) 367-8283


            GENESCO ANNOUNCES SALES AND EARNINGS GUIDANCE FOR SECOND
                            QUARTER AND FISCAL YEAR

NASHVILLE, Tenn., Aug. 6, 2001 --- Genesco Inc. (NYSE: GCO) today announced revised sales and earnings guidance for the second quarter ended August 4, 2001.

            Genesco stated that it expects to report total sales for the quarter in the range of $165.0 million to $166.0 million compared to $143.2 million for the quarter ended July 29, 2000. It also expects same store sales to range from -3% to -5% versus the second quarter last year. The Company further stated that it expects diluted earnings per share to be in the range of $0.23 to $0.25, compared to diluted earnings per share of $0.24 in the corresponding period a year ago.

            Genesco Chairman and Chief Executive Officer Ben T. Harris said, "As we reported when we discussed last quarter's results, the Jarman and Johnston & Murphy businesses have been sensitive to economic conditions throughout the summer. Journeys has fared much better overall, but has had slower than expected sales in July, which typically accounts for 40% to 45% of the quarter's revenues. This sales level, which we believe reflects low mall traffic, coupled with a difficult comparison with last summer's unusually strong sandal sales, will likely cause Journeys' same store sales for the quarter to come in essentially flat with last year. We are confident that Journeys has the right merchandise for a strong Fall, as seasonal comparisons return to normal and Back to School buying brings the customer back to the mall. This confidence is supported by the fact that, removing sandal sales from the second quarter this year and last, comparable sales would have increased in the range of 11% to 13% for the quarter. We are also encouraged by a strengthening sales trend at Journeys during the past week."

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GENESCO ---- ADD ONE

            The Company further stated that it now expects net sales for fiscal year 2002 to range from $760 million to $767 million and diluted earnings per share to range from $1.58 to $1.64. The Company expects diluted earnings per share to range from $0.34 to $0.36 for the third quarter and $0.67 to $0.69 for the fourth quarter.

            Harris continued, "Our Dockers business continues to be strong and we are optimistic that the recent strengthening of Journeys' sales trend will continue. We are encouraged about the direction of the Jarman/Underground Station business under its new leadership team. While Johnston & Murphy is stable, we believe a meaningful improvement there will require an improvement in the high-end market generally. In light of the relative uncertainty in the economy, we believe it is prudent to take a more conservative outlook with regard to the remainder of the year."

            "We remain convinced that we are positioned to lead the industry with our concepts and our brands. We are committed to executing a strategy that will result in long-term growth and increased shareholder value," said Harris.

            The Company's live conference call on Monday, August 6, 2001, at 7:30 a.m. (Central time), discussing the contents of this release, may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software. A replay will be available shortly after the call for 14 days.

            The Company plans to release its second quarter earnings and host its regular quarterly conference call on Tuesday, August 28, 2001.

            This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook for the current quarter and the remainder of the fiscal year. Actual results could turn out materially different from the expectations reflected in these statements. A number of factors could cause differences. These include continuing

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GENESCO ---- ADD TWO

weakness in consumer demand for products sold by the Company, which could lead to lower than expected sales and product margins and, consequently, profits. They also include changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, changes in business strategies by the Company's competitors, the Company's ability to open, staff and support additional retail stores on schedule and at acceptable expense levels, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

            Genesco, based in Nashville, sells footwear and accessories in 810 retail stores in the U.S., principally under the names Journeys, Johnston & Murphy, Jarman and Underground Station, and on internet websites www.journeys.com and www.johnstonmurphy.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.





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